                              EMPLOYMENT AGREEMENT



         THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of April 21, 1995, by and between James Piccone ("Employee") and HS Resources, Inc., a Delaware corporation (the "Company").

                                    RECITALS

         A. Employee has been engaged by the Company as its Vice President and General Counsel, and as such will have certain responsibilities and receive certain compensation and benefits.

         B. Employee and the Company wish to formalize this employment relationship in a written agreement and to set forth certain additional agreements between Employee and the Company.

         THE PARTIES HERETO AGREE AS FOLLOWS:

         1. EMPLOYMENT AND DUTIES. During the term of this Agreement, the Company agrees to employ Employee, and Employee agrees to serve the Company as its Vice President and General Counsel with the responsibilities set forth below, or in a substantially similar capacity. Employee shall report to the Chief Executive Officer or the President ("Executive Management") of the Company as prescribed from time to time by the Board of Directors of the Company. Employee shall loyally and conscientiously perform such services and duties as are customarily incident to such employment. Employee shall be responsible for management of all legal affairs of the Company as determined by Executive Management. Employee shall devote such of his business time, energy and skill to the affairs of the



EMPLOYMENT AGREEMENT              Page 1 of 17

Company as the Company, acting through its Board of Directors or Executive Management, shall reasonably deem necessary to discharge the duties of that position, but, subject to vacations, illness and disability, in no event shall Employee work less than one hundred sixty (160) hours per month for the Company. Employee shall not engage in any other business activity during the term of this Agreement without the prior written consent of the Company; provided, however, that to the extent such service is not inconsistent with Employee's responsibilities to the Company, Employee may serve on the boards of directors of not more than two for-profit corporations which do not compete with the Company and that to the extent such service is not inconsistent with Employee's responsibilities to the Company, the boards of directors of not more than two non-profit corporations or associations. Employee shall duly, punctually and faithfully perform and observe any and all rules and regulations which the Company may now or shall hereafter establish governing the conduct of its business or its employees. Employee shall faithfully, competently and timely perform all tasks assigned to him by the Company. Employee shall attain and maintain a level of current technical expertise which is commensurate with Employee's position with the Company.

         2.      COMPENSATION.

                 (A) BASE SALARY; WITHHOLDING. The Company shall pay Employee a base salary of $175,000 per year, subject to increase from time to time at the discretion of the Board of Directors or Executive Management, payable in arrears in equal semi-monthly installments or otherwise consistent with the Company's payment practices. The parties shall comply with all applicable withholding requirements in connection with all compensation payable to Employee hereunder.

                 (B) OPTIONS. Management of the Company will recommend that the Board of Directors of the Company grant Employee a non-statutory stock option to purchase up to 37,500





EMPLOYMENT AGREEMENT              Page 2 of 17
shares of the Company's common stock at the price of $15.00 per share, subject to vesting in equal annual amounts over five years, with the first tranche vesting on December 31, 1995. Management will, during January, 1996, further recommend that the Board of Directors of the Company grant a non-statutory stock option to purchase an additional 12,500 shares of the Company's common stock at the price in effect on the date of grant, subject to vesting in equal amounts over five years.

                 (C) INCENTIVE PLANS. In addition to all other benefits and compensation provided by this Agreement, Employee shall be eligible to participate in such of the Company's employee stock purchase and incentive plans as are generally available to employees of the Company, including any executive bonus plans; provided, however, that the extent of Employee's participation, if any, shall be as set by the Board of Directors or Executive Management of the Company. For the term of this Agreement, subject to discretionary considerations relating to the financial well being of the Company, Executive Management will seek to grant Employee a cash bonus in an amount sufficient to bring Employee's base salary plus bonus to $220,000 per annum, proportionately reduced for service for any partial year.

                 (D) VACATION. Employee shall be entitled to three (3) weeks of vacation annually with accrual limitations and carryovers in accordance with Company policy.

                 (E) OTHER BENEFITS. Employee shall participate in and have the benefits of all life, accident, disability and health insurance plans, pension, profit-sharing and savings plans and all other similar plans and benefits which the Company makes available from time to time to its comparable management executives.

         3. BUSINESS EXPENSES. The Company shall promptly reimburse Employee for all appropriately documented, reasonable business expenses incurred by Employee in accordance with Company policies.





EMPLOYMENT AGREEMENT              Page 3 of 17

         4. TERM. This Agreement shall commence as of April 21, 1995, and, if not terminated earlier as herein provided, shall terminate on the third anniversary of the date of this Agreement.

         5.      TERMINATION BY THE COMPANY.

                 (A) TERMINATION FOR CAUSE. The Company may terminate this Agreement at any time without notice for Cause. For purposes of this Agreement, "Cause" shall include, but not be limited to, the following:

                          (i)     Willful dishonesty towards the Company, fraud
upon the Company or deliberate injury or intended injury to the Company;

                         (ii)     Conviction of a felony;

                        (iii) Willful participation in activities which Employee knows or should have known constitute unlawful activities, such as gender-based harassment.

In addition, the Company may at any time terminate Employee's employment with Justification. For purposes of this Agreement, a termination with of employment with "Justification" would include, but not be limited to, (1) continued abuse of alcohol or drugs on the job or otherwise materially affecting job performance, or (2) failure of Employee to perform his duties substantially in accordance with (i) this Agreement, (ii) the instructions of the person to whom Employee reports, (iii) ethical requirements applicable to corporate counsel, or iv) professional quality standards consistent with those of the Company generally and corporate counsel specifically. A termination with Cause may be without notice of any kind. A termination with Justification may be made only after Employee has been provided with at least thirty (30) days' notice and opportunity to cure. Upon termination for Cause or with Justification, the Company shall not later than ten (10) days after termination of employment pay Employee all salary and vacation due or accrued as of the date of termination of employment. Upon any such termination





EMPLOYMENT AGREEMENT              Page 4 of 17
of this Agreement, Employee shall have no further rights with respect to compensation or severance hereunder except as may be agreed between the Company and Employee.

                 (B) TERMINATION WITHOUT CAUSE. The Company may terminate this Agreement at any time without cause upon delivering not less than thirty
(30) days' prior written notice to Employee. No later than the date of termination, the Company shall pay Employee all base salary payable through the date of termination and all vacation pay accrued through the date of termination. In addition, when the same shall have been computed, the Company shall pay Employee his pro rata share of any bonus and the Company shall pay all COBRA payments required to keep all of Employee's health insurance in effect for one year after the date of termination of employment. As a severance payment, Employee shall be entitled, subject to mitigation, to salary for one year, at the rate in effect at the date of termination; provided, however, that Employee shall be required to use his best efforts to mitigate his damages and shall forthwith notify the Company upon his obtaining reemployment. From and after the date of Employee's reemployment, the Company shall only be liable to pay Employee the difference, if any, between Employee's base salary hereunder and Employee's bona fide base compensation in his new employment.

         6. VOLUNTARY TERMINATION BY EMPLOYEE. Employee may terminate this Agreement at any time upon delivering thirty (30) days' prior written notice to the Company. No later than the date of termination, the Company shall pay Employee a lump sum equal to his base salary through the date of termination and all vacation pay accrued through the date of termination. Upon any such termination of this Agreement, Employee shall have no further rights with respect to compensation or severance hereunder except as may be agreed between the Company and Employee.





EMPLOYMENT AGREEMENT              Page 5 of 17

         7.      TERMINATION BY MERGER, TRANSFER OF ASSETS OR DISSOLUTION.
This Agreement shall not be terminated by any voluntary or involuntary dissolution of the Company or the transfer of all or substantially all the assets of the Company or the merger of the Company with or into another entity.

         8.      TERMINATION BY DEATH OR DISABILITY.

                 (A) DEATH. In the event of the death of Employee during the term hereof, the Company, within ten (10) days of receiving notice of such death, shall pay Employee's estate all salary and vacation due or accrued as of the date of his death and (when otherwise payable) the prorated portion of the bonus Employee would have received for that year had his death not occurred, and the Company shall continue to pay Employee's salary for the lesser of (i) the remaining term of this Agreement or (ii) three (3) months following the date of death. In addition, notwithstanding anything to the contrary contained herein or in any agreement with respect thereto, upon termination of Employee's employment pursuant to this paragraph 8(a), all stock options, restricted stock grants and similar rights held by Employee with respect to securities of the Company shall automatically become fully vested and shall become immediately exercisable.

                 (B) DISABILITY. In the event of mental and physical disability (as defined below) of Employee during the term hereof, the Company, within ten (10) days following the determination of disability, shall pay Employee all salary and vacation due or accrued as of the date of disability, the prorated portion of the bonus Employee would have received for that year had he not been disabled (when such bonus would otherwise be payable), and the Company shall continue to pay Employee's salary for the lesser of (i) the remaining term of this Agreement or (ii) twelve (12) months following the date of disability, in either case net of all proceeds of Company-paid disability
insurance received by Employee during such period.   For purposes of this
Agreement, "Disability" shall mean a physical or mental condition (other than that caused by





EMPLOYMENT AGREEMENT              Page 6 of 17
or related to alcohol or drug abuse), verified by a physician designated by the Company, which prevents Employee from carrying out one or more of the material aspects of his assigned duties for at least ninety (90) consecutive days.

                 (C) BONUSES. In addition to bonuses for the current year which may be payable under Paragraphs 8(a) and (b), the Company shall pay when due to Employee or Employee's estate, as the case may be, any amounts properly payable under any other bonus plans through the date of death or disability.

         9.      PAYMENTS UPON CHANGE IN CONTROL.

                 (A) DEFINITION OF "GOOD REASON." "Good Reason" shall mean:

                           (i)    The assignment of Employee of any duties
inconsistent with, or a materially adverse change in, Employee's position, duties, responsibilities or status with the Company as they existed immediately prior to a Change in Control (as defined below); or removal of Employee from or failure to reelect Employee to any of such positions, except in connection with the termination of employment for Cause or Disability, in each case as defined herein; or

                          (ii)    A reduction by the Company in Employee's base
salary in effect immediately prior to the Change of Control; or

                         (iii)    the Company's requiring Employee to be based
in excess of 50 miles from the Company's present executive offices located at Denver, Colorado, except for travel on Company business to an extent substantially consistent with Employee's present business travel obligations; or in the event Employee consents to any such relocation, the failure by the Company to pay (or reimburse Employee for) all actual relocation expenses incurred by Employee or to indemnify Employee against any loss realized in the sale of Employee's principal residence in connection with any such relocation; or





EMPLOYMENT AGREEMENT              Page 7 of 17

                          (iv)    The failure by the Company to continue in
effect any material benefit available to employees of the Company generally, including but not limited to any retirement, pension or incentive plan, life, accident, disability or health insurance plans, stock or cash bonus plans or savings and profit sharing plans, in which Employee is participating at the time of a Change in Control of the Company (or plans providing Employee with substantially similar benefits); any action by the Company which would adversely affect Employee's participation in or materially reduce Employee's benefits under any of such plans or deprive Employee of any material fringe benefit enjoyed by Employee at the time of the Change of Control; or the failure by the Company to make available to Employee the number of paid vacation days to which Employee had been entitled in accordance with the Company's normal vacation policy; or

                           (v)    Any material breach by the Company of this
Agreement.

                 (B) DEFINITION OF "CHANGE IN CONTROL." For purposes of this Agreement, "Change in Control" of the Company shall be deemed to have taken place if:

                           (i)    following a tender offer, merger,
consolidation, reorganization, sale of assets or contested election of directors, or any combination of the foregoing transactions (a "Transaction") involving the Company, the persons who were directors of the Company immediately before the Transaction cease to constitute a majority of the Board of Directors of the Company or of any successor thereof; or

                          (ii)    an event occurs with respect to the Company
which, if the Company were a reporting company under the Securities Exchange Act of 1934, as amended (the "1934 Act"), would require a reporting as a change in control in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the 1934 Act; provided that, without limitation, such a Change in Control shall be deemed to have occurred if and when any "person"





EMPLOYMENT AGREEMENT              Page 8 of 17

(as that term is used in Section 13(d) and 14(d) of the 1934 Act), other than a current shareholder of the Company, becomes a beneficial owner directly or indirectly of securities representing 40% or more of the combined voting power of the Company's then outstanding securities.

                 (c) TERMINATION FOLLOWING CHANGE OF CONTROL. In the event of termination of Employee's employment within two years after the effective date of a Change in Control of the Company, either by Employee for Good Reason or by the Company other than for Disability, retirement at age 65, or Cause, the Company shall pay Employee as follows:

                           (i)    Employee's base salary through the date of
termination at the rate then in effect at the time the notice of termination is given; and

                          (ii)    The prorated portion of the bonus Employee
would have received for that year had his employment not terminated; and

                         (iii)    Any other bonus, if any would have been paid
but for the termination, prorated through the date of termination, based upon the Company's performance and in accordance with the terms, provisions and conditions of any Company incentive bonus plan in which Employee may be designated a participant; and

                          (iv)    A lump sum severance payment equal to
Employee's highest monthly base salary in effect during the twelve-month period immediately preceding the date of termination multiplied by twenty-four (24); and

                           (v)    A lump sum bonus payment equal to twelve
times the monthly average of the two highest annualized bonuses, if any, previously paid to Employee pursuant to any of the Company's incentive bonus plan in which Employee may be designated a participant, if any, for the two fiscal bonus periods immediately preceding the date of termination. In the event the date of termination occurs in the course of a bonus period, said fractional time period shall not be considered in determining the additional payments to be made under this paragraph.





EMPLOYMENT AGREEMENT              Page 9 of 17

                          (vi)    Unless the parties shall otherwise agree, all
amounts payable under this paragraph 9(c) (except as provided in paragraph 9(d)) shall be paid as follows: (1) one-half of the total amount within ten
(10) calendar days after termination, and (2) the remaining one-half (with interest at the Bank of America prime rate in effect during the period, but not in excess of the amount permitted by law) within six months following the date of termination.

                         (vii)    In addition, notwithstanding anything to the
contrary contained herein or in any agreement with respect hereto, (i) all stock options, restricted stock grants and similar rights held by Employee with respect to the securities of the Company shall automatically become fully vested and shall become immediately exercisable; and (ii) the Company shall, if requested by Employee, pay for one year of health insurance under COBRA.

                 (D) LIMITATION. In order to avoid adverse tax consequences to the Company and Employee from application of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), if payment of the amounts prescribed in paragraph 9(c), when aggregated with all other payments required to be made to Employee by the Company (under any agreement or arrangement between the Company and Employee) as a consequence of a Change in Control, would result in an "excess parachute payment" as such term is defined in Section 280G of the Code, then the amount which otherwise would be paid to Employee under paragraph 9(c) hereof shall be limited to the maximum whole dollar amount which can be paid to Employee without resulting in any "excess parachute payment." In the event of a disagreement between the Company and Employee as to whether a particular payment or payments under this or any other agreement between the parties would result in "excess parachute payments," Employee may request that the Company promptly obtain a ruling from the Internal Revenue Service and, if so requested, the Company, shall submit a properly prepared ruling request, approved as to form and content by Employee, within sixty days after the date of Employee's





EMPLOYMENT AGREEMENT             Page 10 of 17
request. Employee may independently request a ruling on the same matter, and, in the event a ruling requested by either the Company or Employee concludes that the disputed payment or payments is not an "excess parachute payment," appropriate additional payments shall be promptly made under paragraph 10(a) hereof. In the event the Internal Revenue Service, at such time, maintains a no ruling policy on such requests, in the event the Internal Revenue Service refuses to rule on the specific issue presented, or in the event the Company fails to obtain a ruling within one year of the date the ruling is requested, Employee may submit to the Company an opinion of independent tax counsel stating that a reasonable basis exists for the position that an additional payment will not result in an "excess parachute payment," and the Company will, within thirty (30) days following receipt of such opinion, make the requested payment to Employee, provided that the terms of such payment shall include an agreement by Employee that, in the event such payment is finally determined to constitute an "excess parachute payment," Employee will refund the portion of the payment which constitutes an "excess parachute payment" together with the amount of interest thereon necessary to reduce the present value of such payment (measured from the date of payment) to zero.





EMPLOYMENT AGREEMENT             Page 11 of 17

         10.     CONFIDENTIAL INFORMATION.

                 (A) ACKNOWLEDGEMENT. Employee acknowledges that: (i) in the course of Employee's employment by the Company it will be necessary for Employee to acquire information which could include, in whole or in part, information concerning the Company's sales, sales volume, sales methods, sales proposals, customers and prospective customers, identity of customers and prospective customers, identity of key purchasing personnel in the employ of customers and prospective customers, amount or kind of customer's purchases from the Company, the Company's sources of supply, the Company's computer programs, system documentation, special hardware, products hardware, related software development, the Company's manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions, maps, drilling reports or other confidential or proprietary information belonging to the Company or relating to the Company's affairs or such information provided to the Company by parties to which the Company owes an obligation of confidentiality referred to herein as the "Confidential Information"); (ii) the Confidential Information is the property of the Company; (iii) the use, misappropriation or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to the Company; and (iv) it is essential to the protection of the Company's goodwill and to the maintenance of the Company's competitive position that the Confidential Information be kept secret and that Employee not disclose the Confidential Information to others or use the Confidential Information to Employee's own advantage or the advantage of others. Employee further acknowledges that it is essential for the proper protection of the business of the Company that Employee be restrained (i) from soliciting or inducing any employee of the Company to leave the employ of the Company or (ii) from hiring or attempting to hire any employee of the Company.





EMPLOYMENT AGREEMENT             Page 12 of 17

                 (B) NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. Employee agrees to hold and safeguard the Confidential Information in trust for the Company, its successors and assigns and agrees that he shall not, without the prior written consent of the Company, misappropriate or disclose or make available to anyone for use outside the Company's organization at any time, either during his employment with the Company or subsequent to the termination of his employment with the Company for any reason, including without limitation termination by the Company for Cause or without cause, any of the Confidential Information, whether or not developed by Employee, except as required in the performance of Employee's duties to the Company.

                 (C) RETURN OF MATERIALS. Upon the termination of Employee's employment with the Company for any reason, including without limitation termination by the Company for Cause or without cause, Employee shall promptly deliver to the Company all correspondence, drawings, blue-prints, manuals, letters, notes, notebooks, reports, flow-charts, programs, proposals and any documents concerning the Company's customers or concerning products or processes used by the Company and, without limiting the foregoing, will promptly deliver to the Company any and all other documents or materials containing or constituting Confidential Information.

                 (D) TERMINATION CERTIFICATE. Upon the termination of Employee's employment with the Company for any reason, including without limitation termination by the Company for Cause or without cause, Employee shall sign and deliver to the Company a Termination Certificate in the form attached to this Agreement.

                 (E) NON-SOLICITATION OF EMPLOYEES. Employee agrees that, during his employment with the Company and for two years following termination of Employee's employment with the Company, including without limitation termination by the Company for





EMPLOYMENT AGREEMENT             Page 13 of 17
cause or without cause, Employee shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee, current or future, of the Company to leave the Company for any reason whatsoever.

                 (F) NON-COMPETITION. During the term of this Agreement, Employee shall not, directly or indirectly, as a partner, more than 5% shareholder, employee, consultant, joint venturer, officer, director, agent, principal, trustee, licensor or otherwise, engage in any activity competitive with or adverse to the business or welfare of the Company (which, for purposes of this paragraph 10(e), includes all subsidiaries and affiliates of the Company) without the prior written authorization of the Board of Directors of the Company.

                 (G) EQUITABLE REMEDIES. Employee acknowledges that the remedies at law for any breach by Employee of the provisions of this paragraph 10 will be inadequate and that the Company shall be entitled to injunctive relief against Employee in the event of any such breach, in addition to any other remedy and damages available.

         11. NO BREACH OF OTHER OBLIGATIONS. Employee represents and warrants to the Company that he has not and will not bring to the Company, or use in the performance of his responsibilities to the Company, any materials, documents or information of a former employer (or other person to whom Employee may hold a duty of confidentiality) which are not generally available to the public unless Employee delivers to Company prior written authorization to use such materials, documents or information.

         12. REPRESENTATIONS OF EMPLOYEE. Employee hereby represents and warrants to the Company that Employee is not bound by any agreement or other instrument which in any way restricts Employee from entering into this Agreement or performing Employee's obligations hereunder. Employee further represents and warrants that counsel for Employee has reviewed this Agreement and that Employee has been informed by such counsel that the terms and





EMPLOYMENT AGREEMENT             Page 14 of 17
provisions of this Agreement are reasonable and enforceable.

         13. ASSIGNMENT. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of their respective successors, assigns, executors, administrators and heirs, provided, however, that Employee may not assign any of Employee's duties under this Agreement.

         14. COVENANTS OF THE ESSENCE. The covenants of Employee set forth herein are of the essence of this Agreement; they shall be construed as independent of any other provision in this Agreement; and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by the Company of these covenants.

         15.     MISCELLANEOUS.

                 (a) COMPLETE AGREEMENT. This Agreement constitutes the entire agreement between the parties and cancels and supersedes all other agreements between the parties which may have related to the subject matter contained in this Agreement.

                 (b) MODIFICATION, AMENDMENT, WAIVER. No modification, amendment or waiver of any provisions of this Agreement shall be effective unless approved in writing by both parties. The failure at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of either party thereafter to enforce each and every provision hereof in accordance with its terms.

                 (c) GOVERNING LAW; JURISDICTION. This Agreement shall be construed in accordance with the laws of the State of Colorado. Employee hereby submits to the exclusive jurisdiction and venue of the Superior Court of the State of Colorado for the County of Denver or the Federal District Court for the District of Colorado for the purposes of any legal action. Employee agrees that service upon Employee in any such action may be made by first class mail,





EMPLOYMENT AGREEMENT             Page 15 of 17
certified or registered, to Employee's address as last appearing on the records of the Company.

                 (d) SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                 (e) ATTORNEYS' FEES. In the event of litigation to interpret or enforce this Agreement, the prevailing party shall be entitled to reimbursement of its reasonable attorneys' fees and costs of suit in addition to such other relief as may be granted.

                 (f) NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given in person or by telegraph, telefax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given when delivered personally or three days after mailing or one day after transmission of a telegram or telefax, as the case may be, to the respective persons named below:

If to the Company:                HS Resources, Inc.
                                  One Maritime Plaza, 15th Floor
                                  San Francisco, CA 94111
                                  Attn:  Nicholas J. Sutton

If to the Employee:               James Piccone

                                  ---------------------------------------------

                                  ---------------------------------------------

                                  ---------------------------------------------





EMPLOYMENT AGREEMENT             Page 16 of 17

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

                 COMPANY:          HS RESOURCES, INC., a Delaware corporation


                                   By:
                                        ----------------------------------------
                                            Nicholas J. Sutton
                                            Chief Executive Officer and Chairman


                 EMPLOYEE:
                                   ---------------------------------------------
                                            JAMES PICCONE

Attachment:  Termination Statement





EMPLOYMENT AGREEMENT             Page 17 of 17

                           TERMINATION CERTIFICATION

         I hereby certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, bluelines, sketches, materials, equipment, maps, drilling reports, other documents or property, or reproductions of any aforementioned items belonging to HS Resources, Inc., its subsidiaries, affiliates, successors or assigns (together, the "Company").

         I further agree that I will preserve as confidential all Confidential Information relating to products, processes, know-how, designs, formulae, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, supplier lists, business plans, sales and marketing information and plans, pricing information, financial information, maps, drilling reports, or other subject matter pertaining to any business of the Company or any of its customers, suppliers, employees, consultants or licensees.

Date: ______________________, 19__



                                        ________________________________________
                                                  James Piccone